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                                                                    EXHIBIT 23.2






                         Consent of Independent Auditors





The Board of Directors
American Technical Ceramics Corp.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus, dated January 11, 2002, of our report, dated August 21, 2001, on the consolidated balance sheets of American Technical Ceramics Corp. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the 2001 Annual Report on Form 10-K of American Technical Ceramics Corp.

                                                     /s/ KPMG LLP




Melville, New York
January 11, 2002